Filed Pursuant to Rule 433
Registration No. 333-257113

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the SPDR® S&P® Regional Banking ETF due May 30, 2025

Term Sheet to Preliminary Pricing Supplement dated April 28, 2022

Summary of Terms

Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Reference Asset	The S&P 500® Index (Bloomberg ticker symbol “SPX”), the Russell 2000® Index (Bloomberg ticker symbol “RTY”) and the SPDR® S&P® Regional Banking ETF (Bloomberg ticker symbol “KRE”) (each an “Underlying” and collectively the “Underlyings”)
Principal Amount (Original Offering Price)	$1,000 per security
Pricing Date*	May 31, 2022
Issue Date*	June 3, 2022
Final Valuation Date*	May 27, 2025
Stated Maturity Date*	May 30, 2025
Contingent Coupon Payments	On each Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the Closing Value of the Lowest Performing Underlying on the related Coupon Determination Date is greater than or equal to its Coupon Threshold Value. Each quarterly Contingent Coupon Payment, if any, will be calculated per security as follows: ($1,000 × Contingent Coupon Rate) / 4
Contingent Coupon Rate	At least 9.75% per annum, to be determined on the Pricing Date
Coupon Determination Dates*	Quarterly, on the 24th of each February, May, August and November, commencing August 2022 and ending on the Final Valuation Date, each subject to postponement
Coupon Payment Dates	Quarterly, on the third Business Day following each Coupon Determination Date, provided that the Coupon Payment Date with respect to the Final Valuation Date will be the Stated Maturity Date
Automatic Call	If the Closing Value of the Lowest Performing Underlying on any Call Observation Date is greater than or equal to its Starting Value, the securities will be automatically called, and you will receive a cash payment per security equal to the principal amount plus a final Contingent Coupon Payment on the related Call Payment Date
Call Observation Dates*	Quarterly, the Coupon Determination Dates beginning November 2022 and ending February 2025 (together with the Coupon Determination Dates, the “Valuation Dates”)
Call Payment Dates	The third Business Day following the applicable Call Observation Date
Payment at Maturity (per security)

• if the Ending Value of the Lowest Performing Underlying on the Final Valuation Date is greater than or equal to its Downside Threshold Value: $1,000; or

• if the Ending Value of the Lowest Performing Underlying on the Final Valuation Date is less than its Downside Threshold Value:

$1,000 × Performance Factor of the Lowest Performing Underlying on the Final Valuation Date

Lowest Performing Underlying	For any Valuation Date, the Underlying with the lowest Performance Factor on such Valuation Date
Performance Factor	For an Underlying on any Valuation Date, its Closing Value on such Valuation Date divided by its Starting Value (expressed as a percentage)
Starting Value	For each Underlying, its Closing Value on the Pricing Date
Ending Value	For each Underlying, its Closing Value on the Final Valuation Date
Coupon Threshold Value	For each Underlying, 70% of its Starting Value
Downside Threshold Value	For each Underlying, 70% of its Starting Value
*Subject to change

Summary of Terms (Continued)

Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 2.50%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.50% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.10% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers
CUSIP / ISIN	13607X6V4 / US13607X6V49
Material Tax Consequences:	See the preliminary pricing supplement.

Hypothetical Payout Profile (Payment at Maturity)

If the securities are not automatically called prior to maturity and the Ending Value of the Lowest Performing Underlying on the Final Valuation Date is less than its Downside Threshold Value, you will lose more than 30%, and possibly all, of the principal amount of your securities at maturity.

Any return on the securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Underlying, but you will have full downside exposure to the Lowest Performing Underlying on the Final Valuation Date if the securities are not automatically called and the Ending Value of that Underlying is less than its Downside Threshold Value.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $900.00 per security but less than the principal amount. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1045520/000110465922051954/tm2211047d50_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” beginning on page PRS-9 of the accompanying preliminary pricing supplement, page S-1 of the underlying supplements, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the preliminary pricing supplement, the underlying supplements, the prospectus supplement and the prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, underlying supplements, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities
•	If The Securities Are Not Automatically Called Prior To Maturity, You May Lose Some Or All Of The Principal Amount Of Your Securities At Maturity.
•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Quarterly Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.
•	The Securities Are Subject To The Full Risks Of Each Underlying And Will Be Negatively Affected If Any Underlying Performs Poorly, Even If The Other Underlyings Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Underlying On Each Valuation Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlyings.
•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlyings.
•	You May Be Fully Exposed To The Decline In The Lowest Performing Underlying On The Final Valuation Date From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Underlying, And Your Maximum Possible Return On The Securities Will Be Limited To The Sum Of Any Contingent Coupon Payments.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	A Coupon Payment Date, A Call Payment Date And The Stated Maturity Date Will Be Postponed If A Valuation Date Is Postponed.
Risk Relating To The Credit Risk Of CIBC
•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.
Risks Relating To The Value Of The Securities And Any Secondary Market
•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlyings
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In The Regional Bank Sector Of The U.S. Equity Market.
•	The Fund May Not Be Representative Of An Investment In Its Sector.
•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	The Performance Of The Fund May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of The Fund, Especially During Periods Of Market Volatility.
Risks Relating To Conflicts Of Interest
•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
Risks Relating To Tax
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and the underlying supplements) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the underlying supplements in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the underlying supplements if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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